Exhibit 4.49

Collaboration Agreement
July 21, 2023

Dear Walid and Nancy,

Thank you for your feedback and desire to work with AHI in a partnership that brings success and support shared by both parties looking to grow an opportunity that is financially beneficial but, as importantly, that grows the trust and relationships shared with Dr Walid and Dr Glen in uniting our groups and personally.

This agreement (“Agreement”) is the outline we wish to enter as of July 5, 2023 (“Effective Date”) between IntelliGen Solutions FZ-LLC. (“IntelliGen Solutions”), a company incorporated under the laws of Dubai Development Authority, having registration number 103164 and Advanced Health Intelligence Ltd (“AHI”), a technology company incorporated under the laws of Australia.

Term of Agreement:

This Agreement’s initial term will be for 12 months from the Effective Date (“Initial Term”) and will automatically extend annually unless terminated by either party with 30 days’ notice.

Services:

In a strategic partnership, IntelliGen Solutions and Advanced Health Intelligence Ltd (AHI) are committed to enhancing the business value, with an objective towards a prospective divestiture in a 3 – 5-year timeframe.

In the strategic collaboration, IntelliGen Solutions and Advanced Health Intelligence Ltd (AHI) will jointly endeavour to establish AHI’s presence within both governmental and private entities across the Middle East, with a particular focusing on Saudi Arabia. The partnership aims to commercialise AHI’s technology through IntelliGen Solutions and/or attract investment to support AHI and the combined activities. With a shared vision of achieving the defined goals, both entities will utilise their distinctive skills to represent the most effective strategy for success. AHI will assume responsibility for all operational aspects and contract execution management within the region.

Success Fee

AHI UAE will form a Special Purpose Vehicle (SPV) to pursue commercial opportunities introduced by IntelliGen Solutions. Upon the success of growing the contracts and revenue, AHI shall share a Success Fees with IntelliGen Solutions as outlined in the below table.

The success fee is based on Gross Sales less any sales taxes, other parties’ success fees, and other customary expenses. For the avoidance of doubt, operating expenses are not a consideration in the calculation.

Future Financing Round

It is essential to note regarding funding being sought by AHI. AHI is looking to be introduced to parties and, where feasible, supported where IntelliGen Solutions feels the parties are suitable, trusted funders, and synergistic.

AHI has no expectation that IntelliGen Solutions will raise funds on their own, as AHI understands this is one of AHI’s primary roles.

AHI will seek financing from time to time of USD$10m and up to USD$20m by way of investment or potentially as future license fees to establish partnerships and or operations throughout the Middle East and further expand globally.

The licensing or investment opportunities may be discussed on a case-by-case basis. AHI is dedicated to using the funds to drive the company’s growth in the Middle East.

Advanced Health Intelligence Ltd.

ACN 602 111 115

Postal Address: PO Box 190, South Perth WA 6951

Email: investors@ahi.tech

Collaboration Agreement
July 21, 2023

Financing Introduction/Success Fee

AHI is proud to have IntelliGen Solutions assist in funding and commercialising the AHI technology through the valuable contacts and relationships IntelliGen Solutions holds with in the region. AHI will be responsible for all fundraising activity once the introduction is made. AHI will provide all Company materials that IntelliGen Solutions requires to showcase the investment opportunity to aid the introductions. AHI will also facilitate all in-person or video conference meetings reasonably requested by IntelliGen Solutions. We invite interested investors to explore this opportunity to join us in achieving our goals. With our strong team and track record of success, we are confident in delivering a positive return to investors.

AHI will issue success fees and shares in the global business on all investments made by IntelliGen Solutions, or any introduction made by IntelliGen Solutions as set out in the below table that results in an investment into AHI.

Confidentiality:

Both parties agree to maintain the confidentiality of any confidential information received from the other party in connection with this Agreement. The parties agree to take all necessary measures to protect such confidential information from disclosure to any third party, including entering into a full form mutual Non-Disclosure Agreement.

Termination

Termination for Mutual Convenience: The party may terminate this Agreement by mutual agreement upon 90 Days written notice. Upon termination, Distribution of the AHI technology shall cease distribution and all license agreements with 3rd parties of the Technology and promptly return or destroy all copies of the Technology and relation confidential information in its possession.

Termination for Cause: Either Party may terminate this Agreement immediately upon written notice if the other Party: a. Breaches any material provision of this Agreement and fails to cure such breach within [insert number of days or months] of written notice describing the breach; b. Become insolvent, file for bankruptcy, or cease business operations; c. Engages in any conduct that materially harms the other Party’s reputation or business.

Effect of Termination: Upon termination of this Agreement for any reason, the Distributor shall immediately cease all use of distribution of the Technology and promptly return or destroy all copies of the Technology and any Confidential Information in its possession. Any obligation of the Parties relating to confidentiality, payment, liability, or any other obligation intended by its nature to survive, shall survive the termination or expiration of this Agreement.

Rights Upon Termination: Except as explicitly provided in this Agreement, termination, expiration or cancellation of this Agreement shall not limit either Party from pursuing other remedies available to it, including injunctive relief, nor shall such termination, expiration or cancellation relieve the Distributor’s obligation to pay all fees that have accrued or are otherwise owed by Distributor under any other Agreement or schedule.

Advanced Health Intelligence Ltd.

ACN 602 111 115

Postal Address: PO Box 190, South Perth WA 6951

Email: investors@ahi.tech

Collaboration Agreement
July 21, 2023

Governing Law and Jurisdiction:

This Agreement shall be governed by and construed in accordance with the laws of UAE or as mutually agreed. Any disputes arising out of or in connection with this Agreement shall be subject to the jurisdiction of the courts of UAE or such mutual jurisdiction as mutually agreed.

Entire Agreement:

This Agreement represents the understanding between the parties with respect to the subject matter hereof. Whilst this agreement outlines the broad terms between the parties. The parties understand that formal agreements will need to be prepared and executed. The understandings and agreements between the parties will need to incorporate customary clauses usually included in such agreements.

We hope this outline meets your approval and look forward to working together.

Sincerely,

/s/ Scott Montgomery 14 Aug 2023

Scott Montgomery Chief Executive Officer Advanced Health Intelligence Ltd E: Scott.Montgomery@ahi.tech

The intent of this document is to create a working offer (post approvals) that recognises the value of a working relationship between the parties. The understanding is that both parties are committed to finding the optimal relationship and benefits that will enable each party’s desired outcomes and create the foundation for a successful relationship.

Advanced Health Intelligence Ltd.

ACN 602 111 115

Postal Address: PO Box 190, South Perth WA 6951

Email: investors@ahi.tech

Collaboration Agreement
July 21, 2023

No	Incentive Mechanism	Incentive Tier	Incentive	Milestone	Special Conditions
1	AHI Global share allocation

2	Success Fees

Example
3	SPV Exit Bonus and/or Equity

Advanced Health Intelligence Ltd.

ACN 602 111 115

Postal Address: PO Box 190, South Perth WA 6951

Email: investors@ahi.tech

Collaboration Agreement
July 21, 2023

I understand and agree the terms outlined within the agreement and further acknowledge the parties will move to formal contracts upon the commencement of my full-time employment.

for and on behalf of IntelliGen Solutions FZ-LLC

/s/ Dr Walid Zaher

Signed by Dr Walid Zaher

Director

/s/ Magid Hassan Ahmed Idris

Signed by Magid Hassan Ahmed Idris

Director

*Please initial each page.

Advanced Health Intelligence Ltd.

ACN 602 111 115

Postal Address: PO Box 190, South Perth WA 6951

Email: investors@ahi.tech

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